Exhibit (a)(1)

NorthStar Real Estate Capital Income Master Fund

NorthStar Real Estate Capital Income Fund

NorthStar Real Estate Capital Income Fund-T

CNI RECF Advisors, LLC

CNI TCEF Advisors, LLC

Joint Code of Ethics

Background

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics. Additionally, Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), requires each investment adviser to a registered investment company (“RIC”) to adopt and implement a written code of ethics. An investment adviser’s code of ethics must contain provisions regarding:

•	The adviser’s fiduciary duty to its clients;
•	Compliance with all applicable Federal Securities Laws;
•	Reporting and review of personal securities transactions and holdings;
•	Reporting of violations of the code; and
•	The provision of the code to all supervised persons and acknowledgement of reciprocity by supervised persons.

Definitions

The following defined terms are used throughout this Manual, while other terms are defined within specific policies and procedures:

1.	“Access Persons” – Any Colony Capital Supervised Person who (1) has access to Non-Public Information[1] regarding any Clients’ purchase or sale of Securities, or Non-Public Information regarding the portfolio holdings of any Reportable Fund, or (2) who is involved in making Securities recommendations to Clients, or who has access to such recommendations that are non-public.

2.	“Advisers Act” – Investment Advisers Act of 1940, as amended from time to time.

3.	“Automatic Investment Plan” – A program that allows an individual to have a set amount electronically transferred from one account to another at a specified frequency. Examples include stock and mutual fund reinvestment programs, defined contribution plans, mutual fund contribution programs, and automatic withdrawal plans.

4.	“Beneficial Ownership” – As set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the Exchange Act, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a Security. This may also include Securities held by members of a Colony Capital Supervised Person’s Immediate Family sharing the same household; provided however, this presumption may be rebutted. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Securities to which the report relates.

5.	“CAO” – Neale W. Redington, Chief Accounting Officer of Colony NorthStar, Inc.

6.	“CLNS” – Colony NorthStar, Inc., a New York Stock Exchange listed real estate investment trust.

7.	“CCO” – Leon Schwartzman, Chief Compliance Officer of Colony Capital Investment Advisors, LLC. References in the Manual to the CCO shall be deemed to include any designee appointed by and under the direction of the CCO.

8.	“CFO” – Darren J. Tangen, Executive Director and Chief Financial Officer of Colony NorthStar, Inc.

9.	“Client Restricted List” – A list of issuers as set forth in the Relationship with Colony Capital Investment Activities policy.

10.	“Clients” – Colony Capital Private Funds, RICs, and NTRs.

11.	“CLO” – Ronald M. Sanders, Executive Director and Chief Legal Officer of Colony NorthStar, Inc.

12.	“Colony Capital” – Colony Capital Investment Advisors, LLC, a registered investment adviser, together with the following affiliates of Colony Capital Investment Advisors, LLC: Colony NorthStar Advisors, LLC; Colony Realty Partners, LLC; ColInvest Italy Srl; CDCF IV Investment Advisor, LLC; Colony Industrial Investment Advisor, LLC; Colony NorthStar US, LLC; NSAM J-NRE Ltd; NSAM J-NSHC Ltd; NSAM J-NSI Ltd; NSAM J-NSII Ltd; NSAM J-NS/RXR Ltd; Colony NorthStar Bermuda, Ltd; Colony NorthStar-N Luxembourg S.à r.l.; Colony NorthStar UK, Ltd.; Healthcare Opportunity JV, LP.; CNI CCEF Advisors, LLC; CNI RECF Advisors, LLC; CNI TCEF Advisors, LLC; NSAM D-FCVP, LLC.

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13.	“Colony Capital Private Funds” – Colony Capital’s private pooled investment vehicles and co-investment vehicles.

14.	“Colony Capital Supervised Person” – Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Colony Capital, or other person who provides investment advice on behalf of Colony Capital and is subject to the supervision and control of Colony Capital.

15.	“COO” – Mark M. Hedstrom, Executive Director and Chief Operating Officer of Colony NorthStar, Inc.

16.	“Covered Associate” – Any of the following: (i) President or CEO of Colony Capital; (ii) Vice-Presidents in charge of principal Colony Capital business units, divisions or functions; (iii) any other officer or individual who performs a policy-making function for Colony Capital; (iv) Managing Member, General Partner, and any other individual with similar status or function as a Managing Member or General Partner, or individual described in (i)-(iii) above); (v) Colony Capital Supervised Persons who solicit a Government Entity for the purpose of obtaining or retaining a government client for investment advisory services business for Colony Capital, and Colony Capital Supervised Persons who, directly or indirectly, supervise such solicitors; and (vi) any PAC controlled by any person identified above, or by Colony Capital.

17.	“Exchange Act” – Securities Exchange Act of 1933, as amended from time to time.

18.	“Federal Securities Laws” – Means the Securities Act, Exchange Act, Sarbanes-Oxley Act of 2002, as amended from time to time, 1940 Act, Advisers Act, Title V of the Gramm-Leach-Bliley Act, as amended from time to time, Dodd-Frank Act of 2010, as amended from time to time, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act, as amended from time to time, as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.

19.	“FINRA” – The Financial Industry Regulatory Authority.

20.	“Front-Running” – A practice generally understood to be investment advisory personnel personally trading ahead of Client accounts.

21.	“Immediate Family” – Include children, step-children, grand-children, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet these criteria.

22.	“Investors” – Limited partners, non-managing members and/or shareholders in the Clients.

23.	“IPO” – Any public offering of securities under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

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24.	“Limited Offering” – A private offering of Securities that are not required to be registered under the Securities Act because the offering meets an exemption pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D.

25.	“Manual” – This Code of Conduct and Regulatory Compliance Manual.

26.	“NRE” – NorthStar Realty Europe Corp. (NYSE: NRE).

27.	“NTR” – Non-traded REITs managed and/or advised by Colony NorthStar, Inc.

28.	“PAC” – A political action committee.

29.	“Portfolio Managers” – Colony Capital Supervised Persons who manage Clients’ investments.

30.	“PPM” – A Private Placement Memorandum.

31. “Prospects” – Prospective investors with whom Colony Capital is discussing a possible investment in a Client.

32.	“RIC CCO” – Sandra M. Forman, the Chief Compliance Officer for any investment companies, managed by Colony Capital affiliated entities, that registered under the 1940 Act.

33.	“RIC Client” – A RIC which is a Client of Colony Capital or an affiliate either in an advisory or sub-advisory capacity.

34.	“Schwab CT” – Schwab Compliance Technologies, Colony’s web-based compliance software system.

35.	“SEC” – The U.S. Securities and Exchange Commission.

36.	“Securities Act” – Securities Act of 1933, as amended from time to time.

37.	“Security” – Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing; all forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs; foreign

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unit trusts and foreign mutual funds; all derivative instruments; or all shares in all exchange-traded funds.

38.	“Service Provider” – A person or entity that receives, stores, maintains, processes, or otherwise is permitted access to Protected Information through its provision of services directly to Colony Capital.

39.	“Subscription Documents” – The subscription agreement, limited partnership agreement, Form W-9 and other documents required to be completed by each Investor to invest in a Client.

40.	“Supervised Person Restricted List” – A list of issuers as set forth in the Personal Security Transaction Policy.

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This Code of Ethics is predicated on the principle that Colony Capital owes a fiduciary duty to its Clients and Investors. Accordingly, Colony Capital Supervised Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of its Clients and Investors. At all times, Colony Capital and all Colony Capital Supervised Persons will:

•	Place Client and Investor interests ahead of Colony Capital’s – As a fiduciary, Colony Capital will serve in its Clients’ and Investors’ best interests. In other words, Colony Capital Supervised Persons may not benefit personally at the expense of Clients or Investors. This concept is particularly relevant when Colony Capital Supervised Persons are making personal investments in Securities that are part of the universe of Securities being considered by a Portfolio Manager for inclusion, or have already been placed, into the Client’s portfolio.
•	Engage in personal investing that is in full compliance with Colony Capital’s Code of Ethics – All Colony Capital Supervised Persons must review and abide by Colony Capital’s Personal Securities Transaction policies and Insider Trading policy.
•	Avoid taking advantage of a Colony Capital position – All Colony Capital Supervised Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Colony Capital, unless in compliance with the gift policy below.
•	Maintain full compliance with the Federal Securities Laws – All Colony Capital Supervised Persons must abide by all applicable federal securities laws, including the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act.

Any questions with respect to Colony Capital’s Code of Ethics should be directed to the CCO or designee. As discussed in greater detail below, Colony Capital Supervised Persons must promptly report any violations of the Code of Ethics to the CCO or designee. All reported Code of Ethics violations will be treated as though made on an anonymous basis.

Guiding Principles & Standards of Conduct

All Colony Capital Supervised Persons will act with competence, dignity, integrity, and in an ethical manner when dealing with Clients, Investors, the public, Prospects, third-party Service Providers and each other. The following set of principles frame the professional and ethical conduct that Colony Capital expects from Colony Capital Supervised Persons:

•	Act with integrity, competence, diligence, respect, and in an ethical manner;
•	Place the interests of Clients, Investors, and Colony Capital above one’s own personal interests;
•	Adhere to the standard that Colony Capital Supervised Persons should not take inappropriate advantage of their position;
•	Avoid any actual or potential conflict of interest;
•	Conduct all personal Securities transactions in a manner consistent with this policy;
•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities; and

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•	Comply with applicable provisions of the Federal Securities Laws.

Use of Colony Capital or Client Funds or Property

No Colony Capital Supervised Person shall appropriate, or permit any other Colony Capital Supervised Person to appropriate for his or her personal use, any funds or property belonging to Colony Capital or to Clients. Misappropriation of funds or property is theft and, in addition to subjecting a Colony Capital Supervised Person to possible criminal and civil penalties, will result in disciplinary action.

No payment by or on behalf of Colony Capital shall be approved or made if any part of the payment is to be used for any purpose other than that described in the documents supporting the payment. Records shall be maintained that in reasonable detail accurately and fairly reflect the transactions they describe and the disposition of any funds or property of Colony Capital. Any questions regarding the propriety of any use of Colony Capital funds or property should be directed to the CCO, CFO or CAO.

The identity of each Client and all other protected information are firm property, and Clients may not be solicited by Colony Capital Supervised Persons for any services other than those offered by Colony Capital.

Confidentiality

Colony Capital generates, maintains and possesses information that it views as proprietary, and it must be held strictly confidential by Colony Capital Supervised Persons. This information includes, but is not limited to: PPMs; limited partnership and limited liability company agreements; agreements governing managed accounts; Investor lists and information about Colony Capital’s Investors generally; investment positions; research analyses and trading strategies; investment performance; internal communications; legal advice; and computer access codes. Colony Capital Supervised Persons may not use proprietary information for their own benefit or for the benefit of any person other than Colony Capital. In addition, Colony Capital Supervised Persons may not disclose proprietary information to anyone outside Colony Capital, except in connection with the business of Colony Capital and in a manner consistent with Colony Capital’s interests or as required by applicable law, regulation or legal process after notice to the CCO provided, however, that nothing herein shall be interpreted to prohibit personnel from reporting possible violations of federal or state law or regulation to or otherwise responding to or cooperating with an investigation by, or communicating with, any governmental agency or entity, including the SEC, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. Failure to maintain the confidentiality of this information may have serious detrimental consequences for Colony Capital, its Clients and the Colony Capital Supervised Person who breached the confidence.

In order to safeguard Colony Capital’s confidential information, Colony Capital Supervised Persons are expected to abide by the following:

•	Never remove any confidential information from Colony Capital’s premises, unless absolutely necessary for business purposes (and, if so, the information must be kept in

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the possession of the Colony Capital Supervised Person or in a secure place at all times and returned promptly to Colony Capital’s premises);
•	Exercise caution in displaying documents or discussing confidential information in public places such as in elevators, restaurants, or on public transportation, or in the presence of outside vendors or others not employed by Colony Capital;
•	Exercise caution when using e-mail, cellular telephones, facsimile machines or messenger services;
•	Never leave documents containing confidential information in conference rooms, wastebaskets, or desks, or anywhere else where the information could be seen or retrieved;
•	Never disclose computer or voicemail passwords or website access codes to anyone else at Colony Capital or outside Colony Capital; and
•	Never share confidential information with anyone at Colony Capital except on a need-to-know basis.

Colony Capital’s restrictions on the use of confidential information continue in effect after termination of a Colony Capital Supervised Person’s employment with Colony Capital, unless specific written permission is obtained from the CCO. Any questions regarding Colony Capital’s policies and procedures on the use of confidential information should be brought to the CCO.

Distribution of the Code and Acknowledgement of Receipt

Colony Capital will distribute the Manual, which contains the Code of Ethics among other policies and procedures, to each Colony Capital Supervised Person upon the commencement of employment, annually, upon any material change to the Code and upon any material change to any other portion of the Manual. All Supervised Persons must acknowledge that they have received, read, understood and agree to comply with Colony Capital’s policies and procedures described in the Manual, including this Code. In addition, Supervised Persons will be required to fill out the Compliance Questionnaire annually. The Manual may also be accessed at any time through Schwab CT or Colony Capital’s intranet.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Colony Capital, Colony Capital Supervised Persons and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Colony Capital, its Supervised Persons and/or Clients and Investors. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action and even criminal penalties.

Colony Capital’s policies and procedures have been reasonably designed to identify and properly disclose, mitigate and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Colony Capital and/or its Supervised Persons on one hand and Clients and/or Investors on the other hand will generally be appropriately disclosed and/or resolved in a way that the interests of Colony Capital and its Supervised Persons are not placed ahead of

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Clients’ or Investors’ interests. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person should bring the issue to the CCO’s or designee’s attention.

In some instances, the interests of one or more Clients, Investors or groups of Clients or Investors may come into conflict. Responding appropriately to these types of conflicts can be challenging and may require disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Colony Capital Supervised Persons should notify the CCO or designee if it appears that any such actual or apparent conflict of interest has not been appropriately addressed.

Disclosure

Colony Capital shall describe its Code of Ethics to Investors in Part 2A, Item 11 of Form ADV and, upon request, will furnish current or prospective Clients or certain Investors with a copy of the Code of Ethics. All such requests for Colony Capital’s Code of Ethics shall be directed to the CCO or designee.

Responsibility

The CCO will be responsible for administering the Code of Ethics. All questions regarding the policy should be directed to the CCO.

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1.1	Personal Security Transaction Policy

Colony Capital Supervised Persons may not purchase or sell any Security in which such person has or would have a Beneficial Ownership unless the transaction occurs in an exempted Security or such person has complied with the policy set forth below.

Colony Capital’s Personal Security Transaction Policy extend to all Colony Capital Supervised Persons, which includes all “access persons” as that term is defined in the Advisers Act and the rules thereunder; however, application of this policy to any particular person shall not be deemed an admission by Colony Capital that such person is an Access Person under the Advisers Act. Colony Capital reserves the right to grant exceptions to this policy to persons who are not “access persons” when appropriate and if consistent with the Advisers Act and the rules thereunder.

Review Procedures for Reportable Securities

All Colony Capital Supervised Persons must provide the CCO or designee for review duplicate copies of all trade confirmations for all personal Securities transactions and monthly statements for all personal Securities accounts in which such person is a Beneficial Owner. In order to help ensure that duplicate trade confirmations and monthly statements are received for all accounts pertaining to a particular Colony Capital Supervised Person, such person must complete and provide to CCO or designee (either in a hard copy format or on Schwab CT) detailing each bank, broker or dealer maintaining an account on behalf of the person or in which such person is a Beneficial Owner. Colony Capital reserves the right to disapprove any transaction that may have the appearance of improper conduct and may require the Colony Capital Supervised Person to reverse the transaction and disgorge any profits.

Supervised Person Restricted List

The CCO maintains a confidential Supervised Person Restricted List relating to personal trading by Colony Capital Supervised Persons, used to track companies and to monitor trades made by Colony Capital Supervised Persons to ensure compliance with this Manual and applicable law. This list will be compiled and regularly updated by the CCO, with input from the Colony Capital investment team and the Colony Capital legal team. Colony Capital Supervised Persons may access the Supervised Person Restricted List via the Colony Capital portal or Schwab CT but may not disclose any of the Securities on the Supervised Person Restricted List to a person who is not a Colony Capital Supervised Person.

The Supervised Person Restricted List contains the list of companies of which Colony Capital (a) may be in a position to receive Material Non-Public Information (as described below) or (b) has plans to take a position in Client accounts or in which Colony Capital has recently taken a position in Client accounts. Companies will typically be removed from this list five business days after the Securities of such companies have been added to or removed from Client portfolios, or longer at the discretion of the CCO.

Securities or issuers may be placed on the Supervised Person Restricted List if Colony Capital may be in a position to receive Material Non-Public Information. This includes, but is not limited

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to, the following: companies on whose creditor committee a Colony Capital Supervised Person serves; companies with which Colony Capital has significant affiliations, such as through directorships; companies with which Colony Capital has contractually agreed not to trade (e.g., pursuant to a “lock-up” provision); companies with which Colony Capital has entered into a non-disclosure agreement; and any other company that the CCO in his sole discretion may determine to list. In addition, the CCO may place a company or its Securities on the Supervised Person Restricted List in order to avoid the appearance of misuse of Material Non-Public Information. Restrictions with regard to Securities on the Supervised Person Restricted List also extend to options, rights or warrants relating to those Securities and any Securities convertible into those Securities.

Prior to effecting a transaction in any Reportable Security, a Colony Capital Supervised Person will confirm that such Security is not on the Supervised Person Restricted List. A Colony Capital Supervised Person is forbidden from trading (for his or her account or for any account in which he or she has any Beneficial Ownership) in Securities on the Supervised Person Restricted List unless pre-clearance is granted by the CCO or designee.

Pre-clearance Procedures

Colony Capital Supervised Persons must submit requests to, and obtain pre-clearance approval from, the CCO or designee prior to investing in any IPOs, Limited Offerings, or investments in Securities or companies on the Supervised Person Restricted List. All requests should be submitted through Schwab CT. For investments in Securities or companies on the Supervised Person Restricted List, a Colony Capital Supervised Person has two (2) days from the date of approval to purchase or sell such security.

Investments in Initial Public Offerings

Colony Capital Supervised Persons that have the authority to buy and sell securities for any Client are precluded under FINRA rules from purchasing shares of IPOs. Colony Capital Supervised Persons that serve as officers or directors of public companies and certain covered non-public companies may be precluded under FINRA rules from purchasing IPOs in any account in which such persons have any Beneficial Ownership.

Investments in Limited Offerings

No Colony Capital Supervised Person shall acquire, directly or indirectly, any Beneficial Ownership in any Limited Offering without first obtaining prior approval of the CCO or designee. The CCO or designee shall (a) obtain from such person the full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person’s activities on behalf of a Client); and (b) conclude, after consultation with a Portfolio Manager (who has no personal interest in the issuer of the limited offering), that no Clients are participating in the offering or have any foreseeable interest in purchasing such Security. The CCO or designee shall keep a record of such approval and the reasons supporting such conclusion. The CCO or designee may request a copy of any offering materials (subscription agreement, etc.) associated with the Limited Offering.

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With regard to a Colony Capital Supervised Person’s investment in a Limited Offering sponsored by Colony Capital or an affiliate of Colony Capital, such person shall not be required to obtain pre-approval for an “initial” investment or subscription to such affiliated limited offering. Rather, the acceptance of a subscription document shall serve as evidence of pre-approval of such person’s investment in the affiliated limited offering. All subsequent investments in such affiliated limited offering(s) that do not require the execution of additional Subscription Documents will require pre-approval. For the avoidance of doubt, capital contributions under an existing Limited Offering to satisfy obligations under such limited offering is not a subsequent investment for the purposes of this policy.

Investments in Securities or Companies on the Supervised Person Restricted List

No Colony Capital Supervised Person shall acquire any Beneficial Ownership in any Security or company on the Supervised Person Restricted List without first obtaining prior approval of the CCO or designee. The CCO or designee shall obtain from such person the full details of the proposed transaction including confirmation that the Supervised Person does not possess any Material Non-Public Information about such Security or company. The CCO or designee shall keep a record of such approval and the reasons supporting such conclusion.

Reportable and Exempt Securities

Colony Capital requires Colony Capital Supervised Persons to provide for post-transaction review and provide periodic reports (see Reporting section below) regarding transactions and holdings in any Security (i.e., a Reportable Security), including:

•	Any note, stock, or bond;
•	Limited partnership and limited liability company interests, including interests in private investment funds (such as private equity funds and hedge funds);
•	All derivative instruments;
•	Shares in all exchange-traded funds.

Transactions and holdings which are exempt from reporting include:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end mutual funds other than Reportable Funds; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

A “Reportable Fund” means any registered fund for which Colony Capital serves as the investment adviser as defined in Section 2(a)(20) of the 1940 Act, or any registered fund whose investment adviser or principal underwriter controls Colony Capital, is controlled by Colony Capital, or is under common control with Colony Capital. For purposes of the preceding sentence, “control” means the power to exercise a controlling influence over the management or

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policies of a company and is presumed to exist if a person beneficially owns directly or indirectly more than 25% of a company’s outstanding voting Securities.

A “Reportable Security” means any Security, with five (5) exceptions: (1) transactions and holdings in direct obligations of the Government of the United States; (2) money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; (3) shares of money market funds; (4) transactions and holdings in shares of other types of mutual funds, unless Colony Capital or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (5) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Commodities, futures and options traded on a commodities exchange, including currency futures are not considered Securities. However, Securities purchased in an initial public offering, swaps, futures and options on any single Security or group or index of Securities and other derivatives relating to Securities shall be considered Securities.

Beneficial Ownership

Beneficial Ownership of a Security means any interest in securities whereby a person directly or indirectly, through any contract, arrangement, understanding or otherwise has or shares a direct or indirect “pecuniary interest” in securities. The definition of “pecuniary interest” is complex but generally includes an interest held by a person that provides the person the opportunity to profit or share in any profit derived from a transaction in the securities.

Beneficial ownership includes, but is not limited to:

•	Securities held in a person’s own name.
•	Securities held with another in joint ownership arrangements (such as a joint account with a spouse).
•	Securities held by members of such person’s Immediate Family sharing the same household. Immediate Family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included.
•	Securities owned by a legal entity that is directly or indirectly controlled by, or under common control with, such person, such as a person’s interests as a general partner in Securities held by a general or limited partnership or interests as a manager/member in the Securities held by a limited liability company.

Generally, Securities held in accounts that are managed by an unaffiliated third party on a fully discretionary basis are exempt from the reporting requirements. In addition, Colony Capital Supervised Persons are not considered to have an indirect pecuniary interest in Securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership of Securities held by a trust:

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•	Ownership of Securities as a trustee where either the Colony Capital Supervised Person or members of such person’s Immediate Family have a vested interest in the principal or income of the trust;
•	Ownership of a vested beneficial interest in a trust; and
•	A Colony Capital Supervised Person with the status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for such person to revoke the trust.

Permissible Trades Subject to Trading Plans

Directors, officers and employees of Colony Capital (collectively, “Eligible Insiders”) are permitted to trade in CLNS, NRE, NTR and RIC Securities, regardless of their awareness of inside information if the transaction is made pursuant to a pre-arranged trading plan (a “Trading Plan”) that was entered into when the Eligible Insider was not in possession of Material Non-Public Information. This policy requires Trading Plans to be written and to specify the amount of, date on and price at which the CLNS, NRE, NTR and RIC Securities are to be traded or establish a formula for determining such. An Eligible Insider who wishes to enter into a Trading Plan must submit the Trading Plan to the CCO and/or CLO for approval prior to the adoption of the Trading Plan. Trading Plans may not be adopted when the Eligible Insider is in possession of Material Non-Public Information about CLNS, NRE, NTR and RIC Securities. An Eligible Insider may amend or replace his or her Trading Plan only during periods when trading is permitted in accordance with this policy.

Trading Windows

In order to ensure compliance with U.S. laws prohibiting trading on inside information, Colony Capital Supervised Persons are prohibited from trading in CLNS, NRE, NTR or RIC Securities except: (i) during the period beginning after the close of trading two business days following CLNS, NRE, NTR or RIC Securities widespread public release of quarterly or year-end earnings and ending at the close of trading on the last day of the third calendar month of each quarter; (ii) pursuant to a Trading Plan; or (iii) as approved by the CLO or CCO.

Quarter	Blackout Period Begins	Blackout Period Ends
1Q	March 31	Two business days after Q1 earnings are publicly released (typically early May)
2Q	June 30	Two business days after Q2 earnings are publicly released (typically early August)
3Q	September 30	Two business days after Q3 earnings are publicly released (typically early November)
4Q	December 31	Two business days after annual earnings are publicly released (typically mid-February)

Investment Personnel Blackout Period

Colony Capital Supervised Persons who, in connection with their regular duties, make, participate in, or obtain information regarding the purchase of Securities by a RIC Client or whose functions relate to the making of any recommendations with respect to the purchase or

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sales of Securities for any RIC Client may not purchase or sell, directly or indirectly, any Security in which they have (or by reason of any such transaction acquire) any beneficial ownership on the same day or for 15 days after the Security is being purchased or sold by a RIC Client.

Reporting

Transaction Reports

Colony Capital Supervised Persons are required to instruct their broker-dealers to send to the CCO or designee or to such Service Provider engaged by Colony Capital duplicate broker trade confirmations as trades are executed and account statements of such person which shall be received quarterly. If such person’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately via Schwab CT to the CCO or designee or to such Service Provider with all pertinent transaction details. The transaction reports shall contain at least the following information for each transaction in a Reportable Security:

(a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved;

(b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) the price of the Reportable Security at which the transaction was effected;

(d) the name of the broker, dealer or bank with or through which the transaction was effected; and

(e) the date that the report is submitted.

Colony Capital Supervised Persons shall also report on a quarterly basis, the name of any account established by such person during the quarter in which any Securities were held during the quarter for the direct or indirect benefit of such person, the date the account was established, and the date the report was submitted.

Initial and Annual Holdings Reports

At or before the time a person becomes a Colony Capital Supervised Person, such person is required to report all of their personal Securities holdings not later than 10 days after the commencement of their becoming a Colony Capital Supervised Person (usually their date of employment or date or affiliation with Colony Capital) by completing forms on Schwab CT or forms given by the compliance department. The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes subject to this policy.

All Colony Capital Supervised Persons are required to provide the CCO or designee or such Service Provider with a complete list of Securities holdings on an annual basis, on or before February 14th of each year by completing forms on Schwab CT. The report shall be current as of December 31st, which is a date no more than 45 days from the final date the report is due to be submitted.

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Both the initial and annual holding report should contain, at a minimum:

(a) the date account opened, title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which such person has any direct or indirect Beneficial Ownership;

(b) the name of any broker, dealer or bank with which such person maintains an account in which any Securities are held for such person’s direct or indirect benefit; and

(c) the date such person submits the report.

Exceptions from Reporting Requirements

A Colony Capital Supervised Person is not required to submit: 1) a transaction or initial and annual holdings report with respect to Securities held in accounts over which such person had no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager and over which such Colony Capital Supervised Person has no direct or indirect influence or control and 2) a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan. The CCO will determine on a case-by-case basis whether an account qualifies for either of these exceptions. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan or a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Prohibition on Front-Running

Colony Capital strictly forbids Front-Running Client accounts, which is a practice generally understood to be personally trading ahead of Client accounts.

Monitoring and Testing

The CCO or designee will monitor Colony Capital Supervised Persons and periodically test for Colony Capital Supervised Persons’ compliance with Colony Capital’s policies and procedures, including personal securities trading. A different member of the Compliance Department will monitor the CCO’s personal Securities transactions for compliance with this policy.

The reason for the development of monitoring and testing of transactions is to ensure that Colony Capital has developed procedures to supervise the activities of its associated persons. The comparison of trades made by Colony Capital Supervised Persons to those of advisory Clients will identify potential conflicts of interest or the appearance of a potential conflict.

If Colony Capital discovers that a Colony Capital Supervised Person is personally trading contrary to these policies, then such person shall meet with the CCO to review the facts surrounding the transactions. This meeting will help Colony Capital to determine the appropriate course of action.

Reporting Violations and Remedial Actions

Colony Capital takes the potential for conflicts of interest caused by personal investing very seriously. As such, Colony Capital requires Colony Capital Supervised Persons to promptly

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report any violations of the Code of Ethics to the CCO or designee. Colony Capital’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Colony Capital Supervised Person that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of this policy is determined to have occurred, the CCO may impose sanctions and take such other actions as he deems appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation) of a Colony Capital Supervised Person, imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this policy or in the imposition of any sanction against himself or herself.

If the CCO determines that a material violation of the Code has occurred, the CCO will promptly report the violation, and any associated action(s), to the CLO and/or COO. Material violations of the Code will be reported to the RIC CCO on a quarterly basis (or more frequently at the CCO’s discretion). If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Colony Capital will report its findings to one or more of the RIC Clients’ board of directors or trustees pursuant to Rule 17j-1 of the 1940 Act.

Annual Reports to RIC Client Boards

No less frequently than annually, Colony Capital must furnish a report to the board of directors/trustees of each RIC Client.  The written report must (i) describe any issues arising under the Code since the last report to the board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and (ii) certify that Colony Capital has adopted procedures reasonably necessary to prevent Colony Capital Supervised Persons from violating the Code.

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1.2	Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-Public Information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, Colony Capital has instituted procedures to prevent the misuse of Non-Public Information. This policy applies to all Colony Capital Supervised Persons and any transactions in Securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons.

Insider Trading – Tipper Liability

Insiders are prohibited from trading on information or tipping information to others that:

•	Insider has a duty to keep secret
•	Is Material
•	Is Non-public
•	Insider gave the information to get a personal benefit (or himself traded)
•	Trader knowingly had the information when trade was made
•	Was provided with bad or at least reckless intent – insider knew or had reason to know the tippee would trade on the information

Insider Trading – Tippee Liability

Trading or tipping on the basis of information that is:

•	Obtained from an insider/tipper who breached a duty to keep the information secret
•	Material
•	Non-public
•	From an insider who got a personal benefit by tipping
•	Trader knowingly had the information when trade was made
•	Tippee had bad or at least reckless intent/knowledge – knew the information was obtained from the insider in breach of a duty or had reason to know

Breach of a Duty

Traditional insiders at a company, such as officers and directors, have a duty to keep that company’s confidential information secret. Temporary insiders, such as lawyers and accountants, also have such a duty. Others are also often bound by a duty to the “owner” of information to keep it confidential, usually because of a written or unwritten understanding. Usually this is a Colony Capital Supervised Person, consultant, IR firm, bond rating firm, non-disclosure agreement signatory, etc. In additional, government officials have a duty to keep certain official information confidential, and breach of that duty could be a predicate for insider trading. Sometimes even a friend or family member owes such a duty.

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What Information is Material?

Information is “Material” if it would be substantially likely to influence the decisions of a reasonable investor, if that investor had knowledge of the information. Examples of potentially “material” information include a significant event that, when revealed, could affect investor perceptions about the company, such as:

•	Dividend or earnings announcements
•	Write-downs or write-offs of assets
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of company or major division operations
•	Merger, joint venture announcements
•	New product/service announcements
•	Discovery or research developments
•	Criminal, civil and government investigations and indictments
•	Pending labor disputes
•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers, stock repurchase plans, etc.
•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s Securities, all of the company’s Securities, the Securities of another company, or the Securities of several companies. The misuse of Material Non-Public Information applies to all types of Securities, including equity, debt, commercial paper, government Securities and options. Securities regulators will view the value of any information with a critical eye and with the benefit of hindsight. You should consult with the CLO or CCO before deeming any information as not “material.”

Material Information does not have to relate to a company’s business. For example, Material Information about the contents of an upcoming newspaper column may affect the price of a Security, and therefore be considered material.

What Information is Non-Public Information?

In order for issues concerning Insider Trading to arise, information must not only be material, but must also be “Non-Public Information”.

Once material non-public information has been effectively distributed to the investing public, it is no longer classified as material non-public information, (“Material Non-Public Information”). However, the distribution of Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed but also there must be adequate time for the public to receive and digest the information. Lastly, Non-Public Information does not change to public information solely by selective dissemination.

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Colony Capital Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information.

Colony Capital Supervised Persons may also become insiders or tippees if they obtain Material Non-Public Information by happenstance, at social gatherings, by overhearing conversations, etc.

Benefit to the Tipper

The benefit to the tipper could be a monetary payment to the tipper or other tangible benefit. The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. For planning purposes, one should assume there was a benefit.

Trading “on the basis of” inside information involves:

•	Trading (i.e., purchase or sale, not simply holding)
•	“On the basis of,” not just “knowing possession” of, the information when making the trade is enough for the trade to be “on the basis of” inside information. Asserting that one would have traded in the absence of the information or because of different information is not a defense.

Bad Intent/Knowledge

To be held liable, an insider or tipper must know that the tippee was likely to trade on the information. A tippee must know that the insider violated a duty by providing the information. In the civil context (an SEC action, not a criminal case by the U.S. Department of Justice) recklessness as opposed to actual knowledge is enough. If you make an innocent mistake go to the compliance department. It is evidence of good intent. Consulting the compliance department before trading also shows good intent.

Selective Disclosure

Colony Capital Supervised Persons must never disclose the composition of Client portfolios to nonaffiliated third parties unless absolutely necessary for business purposes or as instructed by the Client. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of Colony Capital’s fiduciary duty to Clients. Selectively disclosing the portfolio holdings of a Client’s portfolio to certain investors or outside parties may also be viewed as Colony Capital engaging in a practice of favoritism. All inquiries that are received by Colony Capital Supervised Persons to disclose portfolio holdings must be immediately reported to the CCO.

Colony Capital will provide certain information relating to the performance of the Clients to Investors, as requested. All Investors are provided with the opportunity to request such information to ensure that no selective disclosure of such information has occurred.

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Relationships with Investors

Given Colony Capital’s standing in the investment community, executives of public companies and other well connected individuals have become Investors (sometimes called “value added investors”). While Colony Capital may occasionally converse with these individuals as part of the normal course of its research/due diligence process, Portfolio Managers and other Colony Capital Supervised Persons must be aware that the relationship could incentivize those individuals to divulge additional information (including Material Non-Public Information) to Colony Capital due to the potential for personal gain. Accordingly, Colony Capital will be cognizant of this potential conflict and take extra precautions when discussing investment matters with Investors that are employed by companies in Colony Capital’s investable universe. In the ordinary course, this should not limit or restrict Colony Capital from providing reports to such investors that are substantially similar to what is provided to other investors.

Obtaining Research from Political Participants

Colony Capital Supervised Persons must consult with the CCO or designee prior to seeking research or other information from participants in non-public political processes. This obligation may apply to elected officials, lobbyists and political staff members. The CCO or designee may discuss the matter with the CLO, outside counsel and/or chaperone any meetings or telephone calls with the information provider.

Paying Industry Experts for Research

Colony Capital Supervised Persons may consult with paid industry experts as part of the Company’s research process. Such experts may be privy to Material Non-Public Information via their current and/or prior employment arrangements, other business activities, personal and professional contacts and/or for other reasons. As such, Colony Capital Supervised Persons should use caution when communicating with such experts and immediately report the receipt of any potentially Material Non-Public Information to the CCO and/or Colony Capital’s legal team.

Intentional Receipt of Non-Public Information about Public Issuers

In certain circumstances Colony Capital may intentionally obtain Non-Public Information about public issuers. For example, the Company might be provided with Non-Public Information in connection with executing a confidentiality agreement. Colony Capital’s receipt of Non-Public Information about a public issuer may limit the Company’s ability to invest in that issuer’s public Securities, so Colony Capital Supervised Persons should carefully consider the benefits and limitations before Non-Public Information is received. Only authorized signers can sign confidentiality agreements and non-disclosure agreements on Colony Capital’s behalf, following legal review and approval. All executed confidentiality agreements containing any potentially Material Non-Public Information should be made available to the CCO or designee at all times. This applies whether the subject of the confidential information is publicly traded or not. When appropriate, the CCO or designee will ensure that the issuer is placed on the Restricted List.

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Rumors

Creating or passing false rumors with the intent to manipulate Securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to Colony Capital’s code of conduct as well as the Company’s expectations regarding appropriate behavior of its Supervised Persons. Colony Capital Supervised Persons are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more Securities, sectors or markets or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Colony Capital Supervised Persons and other market participants and investment counterparties. Colony Capital Supervised Persons should consult with the CLO, CCO or designee regarding questions about the appropriateness of any communications.

Procedures to Follow if Potentially in Possession of Material Non-Public Information

If a Colony Capital Supervised Person has questions as to whether they are in possession of Material Non-Public Information, they must inform the CLO, CCO or designee as soon as possible. Such person and the CLO, CCO or designee will then conduct research to determine if the information is likely to be considered important to Investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading Policy, Colony Capital Supervised Persons:

•	Shall not trade the Securities of any company in which they are deemed insiders who may possess Material Non-Public Information about the company;
•	Shall not engage in Securities transactions of any company, except in accordance with Colony Capital’s Personal Security Transaction Policy and the Federal Securities Laws;
•	Shall submit personal Security trading reports in accordance with the Personal Security Transaction Policy;
•	Shall not discuss any potential Material Non-Public Information with colleagues, except as specifically required by their position;
•	Shall immediately report the potential receipt of Non-Public Information to the CLO, CCO or designee; and
•	Shall not proceed with any research, trading, etc. until the CCO informs such person of the appropriate course of action.

Client Restricted List

The CCO or Colony Capital’s legal team maintains a confidential Client Restricted List which is comprised of issuers with respect to which Colony Capital has received Non-Public Information and either (i) Colony Capital owns an interest in such company or has entered into a material joint venture with such company; (ii) Colony Capital has announced its intention or agreement to

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acquire an interest in such company or to engage in a material joint venture or capital transaction with such company; (iii) Colony Capital has entered into an agreement that prohibits the trading of Securities of such issuer; or (iv) Colony Capital is in a position to receive or otherwise has obtained Material Non-Public Information.

Clients are not permitted to trade Securities issued by companies on the Client Restricted List. The CCO or Colony Capital’s legal team will be responsible for alerting the Colony Capital investment team of Securities going onto, or coming off of, the Client Restricted List so that they will know whether or not they can trade them.

Companies may be removed from the Client Restricted List (i) if such company was placed on the Client Restricted List as a result of Colony Capital having acquired an interest in such company or having entered into a material joint venture with such company, at such time that Colony Capital has divested itself of its interest in such company or has exited the material joint venture with such company; (ii) if such company was placed on the Client Restricted List as a result of Colony Capital having made an announcement relating to such company, at such time that the information set forth in Colony Capital’s announcement has cleared the market; (iii) at such time that the agreement to acquire Non-Public Information expires or is terminated. Generally, companies will be removed from the Client Restricted List on the first business day following the announcement; or (iv) at such time that Colony Capital is no longer in a position to obtain and in fact does not possess Material Non-Public Information about such company.

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1.3 Serving as Officers, Trustees and/or Directors of Outside Organizations

Colony Capital has determined that it is in its Clients’ best interests for certain Colony Capital Supervised Persons to serve as officers or as members of the board of directors or trustees of certain outside organizations in connection with Colony Capital’s advice or other service that it provides on behalf of Clients. Certain Colony Capital Supervised Persons may also be permitted to serve in their personal capacities as officers or as members of the boards of directors or trustees of outside organizations such as charities, religious organizations and other outside organizations not in connection with Colony Capital’s service on behalf of clients. However, any service with an outside organization is subject to the parameters set forth below. Outside organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions.

Colony Capital Supervised Persons are prohibited from serving as an officer or a director of an outside organization or receiving compensation from outside business activities without the prior written approval from the CCO or designee.

Where approval is required, the approval process will commence upon the CCO or designee’s receipt of a form on Schwab CT. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2 of Form ADV.

Any Colony Capital Supervised Person holding any such director or officer position or receiving compensation for outside business activities will at all times be mindful of the potential for serious conflicts of interest. As an outside board member or officer, a Colony Capital Supervised Person may come into possession of Material Non-Public Information. It is critical that a proper information barrier be in place between Colony Capital and the outside organization, and that such person does not communicate any Non-Public Information to Colony Capital.

Information barrier procedures, which may include but are not limited to the following, may be imposed in the CCO’s discretion when a supervised person serves in a position which might expose him or her to Material Non-Public Information:

•	The insider may not participate in or be involved with any aspect of the research on the company nor may the insider make any recommendations with respect to the purchase or sale of Securities issued by the Company or any proxy vote involving the Securities.
•	Other Colony Capital Supervised Persons may not request information of any sort regarding the company from the insider.
•	The insider shall not communicate any Material Non-Public Information received by virtue of his or her position as an insider of the company to influence trading decisions or strategies or proxy voting recommendations involving the company.
•	The insider shall at all times have dedicated email/phone/fax communications lines by which information from the company is conveyed and these communications lines should be set-up in a manner to ensure that any material about the company is only directed to the insider.

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•	Documents received by the insider containing information about the company are to be treated with the utmost discretion and kept secure. Proper safeguarding of such documents includes: (a) not leaving documents in plain view, (b) storing documents in locked cabinets or files, (c) restricting access to cabinets, and (d) destroying duplicate or no longer needed documents.

Publicly traded Securities issued by companies for which Colony Capital Supervised Persons are outside board members or officers will be placed on the Supervised Person Restricted List by the CCO during the applicable black-out periods for trading by outside board members or officers.

This policy does not prohibit the receipt of compensation for the activities permitted hereby.

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1.4	Gifts and Entertainment Policy

Colony Capital Supervised Persons may generally give and receive gifts and entertainment, so long as such gifts and entertainment are permitted by law, appropriate in character, not lavish or excessive, do not give the appearance of being designed to improperly influence the recipient and, where applicable, are reasonably believed to be consistent with the applicable counterpart’s gift policy.

Colony Capital holds Colony Capital Supervised Persons to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Gifts of cash or cash equivalents (including gift cards, Securities, below-market loans, etc.) in any amount are also prohibited. Anti-bribery and anti-corruption statutes in the United States and other jurisdictions (e.g., FCPA, UK anti-bribery law) are broadly written, so Colony Capital Supervised Persons should consult with the CCO or designee if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

If Colony Capital Supervised Persons are offered gifts or entertainment, they should ask themselves the following questions:

•	Is the giver attempting to influence my judgment?
•	If I accept this gift, would it appear to an outsider that the giver is trying to influence my judgment?
•	If I accept this gift, will I feel indebted or obligated in some way to the giver?

Subject to the foregoing, the following are the guidelines to be followed with respect to receiving gifts.  If in doubt whether to accept a gift, do not accept it or check with the CCO or designee.

Colony Capital Supervised Persons’ Receipt of Gifts and Entertainment

Colony Capital Supervised Persons may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. In order to avoid any appearance of impropriety, Colony Capital Supervised Persons must not accept any such gift in excess of $250 or entertainment in excess of $500 per occasion, unless approved in advance by the CCO or designee via Schwab CT. If the giver is a FINRA member (i.e., broker/dealer), then the giver is required to be present at the event. No gift or entertainment in excess of $1,500 will be allowed from any person or entity seeking a benefit from Colony Capital (e.g., seeking to do business or continuing to do business with Colony Capital) if the offer or acceptance of the gift or entertainment could reasonably be viewed as intended to influence Colony Capital to act favorably toward the person or entity.

Colony Capital Supervised Persons must report their intent to accept gifts over $250 or entertainment over $500 to the CCO by completing a form on Schwab CT. Gifts such as holiday baskets or lunches delivered to Colony Capital’s offices, which are received on behalf of Colony Capital, do not require reporting.

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Colony Capital Supervised Persons’ Giving of Gifts and Entertainment

Colony Capital Supervised Persons must obtain approval from the CCO or designee to give any gift over $250 or any entertainment in excess of $500 to any Investor or Prospect. Gifts and entertainment to non-governmental Investors are generally permissible except that Colony Capital will not permit lavish or inappropriate gifts or entertainment to Investors or Prospects that give the perception that the purpose of the gift or entertainment may be to influence the investing decisions of such Investor or Prospect.

Due to federal, state and local gift and gratuity laws, Colony Capital Supervised Persons must obtain pre-clearance from the CCO or designee by completing a form on Schwab CT to give any gift or entertainment, regardless of value, to any federal, state or local official or employee, including any governmental investor or prospective investor.

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances. Colony Capital Supervised Persons must obtain written pre-clearance from the CCO or designee by completing a form on Schwab CT prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Any gift or entertainment provided by Colony Capital to a labor union or a union official in excess of $250 per fiscal year must be reported on a U.S. Department of Labor Form LM-10 within 90 days following the end of Colony Capital’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be pre-approved by the CCO or designee by using Schwab CT or another method approved by the CCO or designee.

Colony Capital is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary (i.e., private or public pension plans), labor union, or union official. Consequently, all gifts and entertainment in excess of $25 provided to ERISA plan fiduciaries, labor unions, and union officials must be pre-approved by the CCO or designee by completing a form on Schwab CT.

Gifts and entertainment provided to or received from individuals with whom Colony Capital Supervised Persons have pre-existing personal relationships are subject to the aforementioned

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requirements, unless a specific relationship exception has been granted by the CCO. Such exceptions will only be granted if the CCO has concluded that any such gifts or entertainment are attributable to the personal relationship and not intended or expected to impact decisions such individuals may make with respect to Colony Capital, Clients, Investors, Prospects or individuals or entities that Colony Capital does, or is seeking to do, business with. For the avoidance of doubt, such gifts or entertainment include travel, accommodations, and other things of value, whether provided in a professional or personal setting. In the event an exception is granted, Colony Capital Supervised Persons are still required to report within a reasonable period of time any such gifts or entertainment and must provide the CCO with any supplemental information requested.  Any exceptions granted may be revoked by the CCO at any time.

Quarterly Gifts and Entertainment Certification Form

At the end of each quarter, all Covered Associates and certain other members of senior management and the Investor Relations team are required to complete a form (Quarterly Gifts and Entertainment Certification) via Schwab CT to confirm that all gifts and entertainment given or received during the prior quarter that would have required pre-clearance per Colony Capital’s Gifts and Entertainment policies received the appropriate pre-clearance from CCO or designee.

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1.5 Lobbying

The federal government, each state, and certain localities have laws requiring registration and reporting by lobbyists and in some cases, also by the lobbyist's employer. Lobbying activity generally includes attempts to influence the passage or defeat of legislation. The U.S. Government and many states, however, have extended the definition of lobbying activity to cover efforts to influence formal rulemaking by executive branch agencies or other official actions of agencies, including the decision to enter into a contract or other financial arrangement. Moreover, "grassroots" activity (where one communicates with the public or segment of the public, such as Colony Capital Supervised Persons, encouraging them to call their representative or another public official for the purpose of influencing the passage of legislation or a rulemaking) is in many cases also considered lobbying activity.

To ensure that Colony Capital and Colony Capital Supervised Persons are in compliance with these laws, Colony Capital Supervised Persons may not engage in any of the lobbying activities, as described above, on behalf of Colony Capital without prior approval of the CCO and must be in full compliance with applicable federal, state, and local laws.

If you are not sure whether your activities would be considered lobbying, contact the CCO.

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